EXHIBIT 5

            [LETTERHEAD OF GARDERE WYNNE SEWELL & RIGGS, L.L.P.]



October 28, 1998



Telscape International, Inc.
2700 Post Oak Boulevard, Suite 1000
Houston, Texas  77056

     Re:     REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

As set forth in the Registration Statement (the "Registration Statement") on
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Form S-8 to be filed by Telscape International, Inc., a Texas corporation (the
"Company"), with the Securities and Exchange Commission (the "Commission")
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under the Securities Act of 1933, as amended (the "Act"), relating to the
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issuance of up to 2,412,644 shares (the "Shares") of the Company's common
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stock, par value $.001 per share ("Common Stock") subject to options granted
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or to be granted under each of  the 1993 Stock Option Plan, 1994 Outside
Directors Stock Option Plan, 1995 Stock Option and Appreciation Rights Plan, 1996 Stock Option and Appreciation Rights Plan, 1998 MSN Stock Option and Appreciation Rights Plan and 1998 Stock Option and Stock Appreciation Rights Plan (collectively, the "Plans"), certain legal matters in connection with the
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Common Stock are being passed upon for the Company by us.  At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

In our capacity as your special Texas counsel in connection with rendering this opinion, we have examined the Articles of Incorporation, as amended, and Bylaws, as amended, of the Company and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinion hereinafter expressed.
In giving this opinion, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

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Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States of America and the Texas Business Corporation Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do hereby admit that we are within the category of persons from whom consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

Very truly yours,

Gardere Wynne Sewell & Riggs, L.L.P.



By:   /s/ Eric A. Blumrosen
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          Eric A. Blumrosen